UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	July 21, 2006
(Date of earliest event reported):	July 18, 2006

Commission File No. 0-10587

FULTON FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
One Penn Square Lancaster, Pennsylvania	17602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-291-2411

Former name or former address, if changed since last Report: N/A

Check the  appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

       Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

On July 18, 2006, the board of directors of Fulton Financial Corporation approved changes to Fulton's nonqualified deferred compensation plans prompted by new nonqualified deferred compensation rules under Internal Revenue Code Section 409A.  Fulton’s nonqualified deferred compensation plans include (1) the Fulton Financial Corporation Deferred Compensation Plan, under which directors and advisory board members can elect to defer receipt of fees and select management employees can elect to defer receipt of cash compensation, and (2) a series of essentially-identical Supplemental Executive Retirement Plan agreements entered into with a select group of senior managers for the purpose of crediting them with contributions each year equal to the contributions they were not able to be credited with under the Fulton Financial Corporation Profit Sharing Plan (a tax qualified retirement plan that benefits a majority of Fulton’s workforce) due to Internal Revenue Code limits on compensation that can be taken into account under tax-qualified retirement plans.

These new Section 409A rules are effective for amounts deferred or that become vested on and after January 1, 2005 and fall into three general categories:  deferral election restrictions, distribution event restrictions and distribution acceleration restrictions.  In making the required changes, Fulton elected to grandfather pre-2005 deferred and vested amounts under the pre-2005 plan rules. In addition to adding the restrictions required under Section 409A, effective January 1, 2006, the deferred compensation plan accounts of each participant will be held and invested under the newly-established Fulton Financial Corporation Nonqualified Deferred Compensation Benefits Trust (a rabbi trust), with Fulton Financial Advisors serving as the Trustee.  Also, the participants are now permitted to individually direct the investment of the deferred amounts.

The following is a summary of the above-referenced changes:

Investment Funds:  Beginning January 1, 2006, participant account balances are individually directed by the participant into investment funds chosen from a menu of mutual funds made available by the plan administrator and Fulton Financial Advisors.

Payment of Benefits:  A participant’s Deferred Compensation Plan benefit shall become payable when the participant attains the age of 62 or, if later, upon the termination of the participant’s service as director or the participant’s separation from employment for any reason (whether by reason of death, retirement, disability, resignation or discharge).  A Supplemental Executive Retirement Plan Benefit is payable upon the participant’s separation from service.  The participant (or his or her beneficiary) is entitled to the amount then-credited to the participant’s account (less any amounts required to be withheld for income tax purposes).  In the case of a “key employee” who retires, resigns, or is discharged, the commencement of distribution of the portion of the plan account attributable to post-2004 deferrals is delayed for six months.

Method of Payment:  A participant must elect a method of payment.  For that portion of the plan account attributable to pre-2005 deferrals under the plan, the method of payment election must be made no later than 12 months prior to the date a participant’s benefit becomes payable.  For that portion of the plan account attributable to post-2004 deferrals, the method of payment election must, as a general rule,  be made at or in advance of the time of the initial deferral of

compensation after 2004 and will apply to all post-2004 deferrals.   The participant may elect to have the benefit distributed in a single lump sum payment or in substantially equal monthly or annual installments over a period of not more than twenty (20) years.

Change to Method of Payment:  The method of payment for the portion of the plan account attributable to post-2004 deferrals elected by the participant at the time of the initial post-2004 deferral may be subsequently changed by the participant subject to the following restrictions and requirements: (1) the change must be made at least 12 months in advance of the date the initial payment under the prior election is scheduled to be made; (2) the change cannot take effect until at least 12 months after it is made; and (3) the initial payment pursuant to the change shall not be made until a date that is five years from the date such payment would otherwise have been made under the initial election

Hardship Distributions:  There is a provision for an immediate cash payment to be made to the participant should there be an “immediate and heavy financial need” (applicable to the portion of the plan account attributable to pre-2005 deferrals) or an “Unforeseeable Emergency” (applicable to the portion of the plan account attributable to post-2004 deferrals), as defined in the plan.

Fulton’s nonqualified deferred compensation plans, as revised, and the trust agreement for the newly-established rabbi trust are attached as exhibits to this 8-K.

Item 9.01 - Financial Statements and Exhibits

          (c) Exhibits

               Exhibit No.               Description

                 99.1                         Fulton Financial Corporation Deferred Compensation Plan (as Amended and Restated Effective January 1, 2005)

                 99.2                         Amended and Restated Supplemental Executive Retirement Plan

                 99.3                         Supplemental Executive Retirement Plan

                 99.4                         Fulton Financial Corporation Nonqualified Deferred Compensation Benefits Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 21, 2006	FULTON FINANCIAL CORPORATION By: /s/ Charles J. Nugent Charles J. Nugent Senior Executive Vice President and Chief Financial Officer

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